Greektown Superholdings, Inc. 10-Q

Exhibit 10.2

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the 1st day of May, 2012 (the “Effective Date”) between Greektown Superholdings, Inc., a Delaware corporation (the “Company”), and Richard L. Vitali, Esq. (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1.                 Employment. During the Employment Period, more fully described in Section 3 herein, the Company shall employ Executive, and Executive accepts such employment and agrees to serve as the Company’s Vice President and General Counsel (“General Counsel”), and to render services to the Company and its subsidiaries, divisions and affiliates, subject to the terms and conditions hereinafter set forth. During the Employment Period, Executive shall report to the Company’s Chief Executive Officer. Executive covenants and agrees that he shall become licensed to practice law in the state of Michigan (in accordance with Section 5(A) of the Michigan Rules for the Board of Law Examiners) within six (6) months after the Effective Date, and acknowledges that such covenant is a material term of this Agreement (the reasonable costs of applying for and obtaining such license shall be borne by the Company). Executive acknowledges that his employment with the Company is conditioned on the results of his background check being satisfactory to the Company. In the event that such background check is not satisfactory to the Company, then, notwithstanding anything contained herein to the contrary, this Agreement shall be null and void ab initio and the Company may terminate Executive’s employment immediately with no obligation to Executive for severance pay (under Section 7(b)(ii) hereof or otherwise) or any other compensation or benefits (other than earned but unpaid base salary through the date of termination and other benefits required by law).

Section 2.                 Duties. As the Company’s General Counsel, Executive shall carry out the duties as are customarily associated with such position in a comparable company, which duties shall however in all cases be subject to policies set by, and at the direction and control of, the Company’s Chief Executive Officer and Board of Directors (the “Board”). During the Employment Period, Executive shall be afforded the full protection of the indemnification generally available to officers and directors under the Company’s by-laws and shall be subject to the policies applicable to the Company’s senior executives, as may be in effect from time to time (including, without limitation, any share ownership and bonus clawback policies).

Section 3.                 Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date, and, unless sooner terminated pursuant to Section 7 hereof, shall continue until the close of business on the date immediately preceding the third anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period may be extended upon the mutual written consent of the Company and Executive. If the Executive provides the Company with a written request to extend the Employment Period within 120 days prior to the expiration thereof, the Company shall, within 90 days prior to the expiration of the Employment Period, provide Executive with a written statement regarding whether it desires to extend the Employment Period.

Section 4.                 Extent of Services.

(a)                General. During the Employment Period, Executive shall devote his full time and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company and its business and the business of its subsidiaries, divisions and affiliates. During the Employment Period, Executive shall, if elected or appointed, serve as an executive officer and/or director of any subsidiary, division or affiliate of the Company and shall hold, without any compensation other than that provided for in this Agreement, the offices and directorships in the Company and in any such subsidiary, division or affiliate to which Executive may, at any time or from time to time, be elected or appointed.

(b)               Work Location. During the Employment Period, Executive shall be required to perform his services hereunder at the Company’s offices in Detroit, Michigan and at such other places as are required for the effective management of the Company and its business and the business of its subsidiaries, divisions and affiliates (including required business travel).

(c)                Outside Activities. During the Employment Period, Executive may not, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Board’s prior written consent; provided, however, that Executive may, during non-business hours or vacation time, continue to work on the matters described on Exhibit A hereto provided that such does not interfere with his duties to the Company.

(d)               Licensing. If requested by the Company, Executive agrees to take all actions that may be required to become licensed by the Michigan Gaming Control Board. Any reasonable expense related to such requested licensing will be borne by the Company.

Section 5.                 Compensation and Benefits.

(a)                Base Salary. During the first year of the Employment Period, Executive shall receive as compensation for his services a salary at the rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per annum payable in equal installments at such intervals as the Company pays its senior executive officers generally (the “Base Salary”). Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, with input from the Chief Executive Officer. Executive’s Base Salary may be increased in the sole discretion of the Compensation Committee; provided, however, that Executive’s Base Salary shall not be reduced below Two Hundred Twenty Five Thousand Dollars ($225,000) per annum during the Employment Period without his prior written consent. If Executive should fail to consent to such a Base Salary reduction and his employment is terminated by the Company solely for this reason, such termination shall be considered a “without Cause” termination for purposes of Section 7(b). For purposes of this Agreement, any increases in Executive’s base salary as provided hereunder, shall then become Executive’s Base Salary.

(b)               Equity Compensation. During the Employment Period, Executive shall be eligible to receive equity incentive awards pursuant to the Company’s equity compensation plans, as may be in effect from time to time in the sole discretion of the Compensation Committee. In addition, within a reasonable period of time after the Effective Date, Executive shall be granted 2,000 restricted stock units pursuant to the Greektown Superholdings, Inc. Stock Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit B (the “New Hire Restricted Stock Unit Award”), provided that the date used to measure the vesting of such award shall be the Effective Date, rather than the date such award is granted.

(c)                Annual Incentive Compensation. Executive shall be eligible to earn incentive compensation during the Employment Period as follows:

(i)                 Generally. Executive shall be eligible to earn an annual performance-based cash bonus based on such individual and/or Company performance goals as may be reasonably determined by the Compensation Committee. Executive’s target bonus opportunity with respect to each fiscal year during the Employment Period shall be 40% of Base Salary. Notwithstanding anything contained herein to the contrary, Executive’s bonus with respect to the 2012 fiscal year shall be pro-rated based on the number of days Executive is employed by the Company during such fiscal year.

(ii)               Bonus Payment. All bonuses payable under this Section 5(c) shall be paid to Executive by no later than March 15th of the fiscal year following the fiscal year in which the bonus was earned. Notwithstanding anything contained herein to the contrary, and except as otherwise provided in Sections 7(b)(i) and 7(b)(ii), payment of any bonus under this Section 5(c) shall be contingent on Executive’s employment with the Company on the bonus payment date.

(d)               Employee Benefits

(i)                 During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans (such as health, medical, dental, life insurance and retirement plans) on the same basis as the Company’s other senior executive officers.

(ii)               During the Employment Period, Executive shall be entitled to two weeks of paid vacation per year (pro-rated for any partial years worked). Any vacation time that is not used by Executive as of the end of the vacation year to which it relates shall be forfeited for no additional compensation; provided, however, that if business circumstances or requirements prevent Executive, as determined by the Compensation Committee, from using all available vacation time in the vacation year, Executive shall, with the consent of the Compensation Committee, be allowed to carry-over such number of unused vacation days to the following vacation year as may be determined in the sole discretion of the Compensation Committee; provided further, however, that any unused vacation days so carried over that are not taken in such next vacation year shall be forfeited for no additional compensation.

(e)                Tax Withholding. All payments to Executive or his estate made pursuant to this Agreement shall be subject to applicable tax withholdings and deductions.

Section 6.                 Expense Reimbursements; Moving Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures. In addition, the Company shall reimburse Executive for up to $8,000 of his reasonable moving expenses incurred during 2012 in connection with his relocation to the Detroit, Michigan metropolitan area (with such moving expenses to include reimbursement for rent for temporary housing), payable as soon as practicable after Executive’s submission to the Company of invoices for such reasonable expenses.

Section 7.                 Termination.

(a)                General. The Employment Period and Executive’s employment with the Company may be terminated by either the Company or Executive as provided in this Section 7(a). Upon any termination of employment, Executive shall resign, and shall be deemed to have resigned, from all positions he then holds with the Company and its subsidiaries and affiliates. Following any termination of Executive’s employment hereunder, all obligations of the Company and the Executive under this Agreement shall terminate except as otherwise expressly provided in this Agreement.

(i)                 Death and Disability. The Employment Period and Executive’s employment with the Company shall terminate immediately upon Executive’s death. In addition, the Company may terminate the Employment Period and Executive’s employment with the Company immediately due to his “Total Disability,” which for purposes of this Agreement shall mean a physical or mental disability that prevents or is reasonably expected, based on competent medical evidence, to prevent the performance by Executive of his duties hereunder for a period of 90 consecutive days or longer or for 120 days or more (whether or not consecutive) in any 12-month period.

(ii)               Termination by the Company With or Without Cause. The Company may immediately terminate the Employment Period and Executive’s employment with or without “Cause.” Cause shall mean (a) Executive’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or other crime involving moral turpitude; (b) Executive’s willful failure or refusal to satisfactorily perform such services as may be delegated or assigned to Executive, consistent with his position, by the Company’s Chief Executive Officer or his designee; (c) Executive’s willful misconduct or gross negligence in connection with the performance of his duties, (d) Executive’s material breach of any of the terms or conditions of the Agreement, (e) Executive’s inability or unwillingness to become licensed by the Michigan Gaming Control Board within a reasonable amount of time after a request by the Company that Executive become so licensed or (f) Executive is no longer permitted to provide the services required hereunder pursuant to any "Legal Requirement" which, for purposes of this Agreement, shall mean any and all present and future judicial and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits, licenses and certificates applicable to the Company, Greektown Casino, LLC, a Michigan limited liability company, the Company’s hotel and casino located at 555 E. Lafayette Blvd., Detroit, Michigan 48226 (or any subsequent hotel and/or casino controlled, directly or indirectly, by any of the foregoing entities) or Executive, including without limitation, the Michigan Gaming Control and Revenue Act of 1997, MCL 432.201 et. Seq. (as such act may be amended and in effect from time to time) and the Michigan Gaming Control Board or any successor entity.

(iii)             Termination by Executive With or Without Good Reason. Executive may terminate his employment with the Company at any time with or without “Good Reason” upon ninety (90) calendar days' advance written notice to the Company (provided that the Company may shorten such notice period in its sole discretion). "Good Reason" shall mean, without Executive’s written consent (a) a material reduction in Executive’s duties, authority or responsibilities; (b) a reduction in Base Salary; or (c) any requirement by the Company that Executive reside in any location other than the Detroit, Michigan metropolitan area.

(b)               Severance.

(i)                 General. In the event of any termination of Executive’s employment by the Company or Executive during the Employment Period, Executive shall be entitled to receive all earned but unpaid Base Salary as of the date of termination, all accrued but unused vacation time (including any accrued but unused carry-over vacation time previously approved by the Compensation Committee in accordance with Section 5(d)(ii)) for the vacation year in which the termination occurs (other than in the event of a termination for Cause)), reimbursement for all unreimbursed business expenses incurred prior to such termination that are otherwise reimbursable, and all vested benefits earned under the Company’s employee benefit plans in accordance with the terms thereof. In addition, in the event of a termination due to death or Disability, Executive shall be entitled to receive any bonus that was earned under Section 5(c) in the fiscal year prior to the fiscal year of termination, but that had not yet been paid as of the date of such termination (with such bonus to be paid at the time set forth in Section 5(c)).

(ii)               Termination Without Cause or Termination for Good Reason. In the event that the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, during the Employment Period, Executive shall be entitled to receive (a) an amount equal to one (1) times his Base Salary, payable in equal installments in accordance with the Company’s payroll practices, as may be in effect from time to time, over the 12-month period following such termination and (b) any bonus earned under Section 5(c) in a prior completed fiscal year that has not been paid as of Executive’s termination date, with such bonus to be paid at the time bonuses for such year are paid to the Company’s senior executives.

(iii)             General Release of Claims. Notwithstanding the foregoing, the payments and benefits set forth in Section 7(b)(ii) hereof are contingent upon Executive’s execution of a release of claims in form and substance satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of such termination of employment. In the event that such 60-day period overlaps two calendar years but such release becomes effective in such first calendar year, then any amounts owed under Section 7(b)(ii) hereof that would have otherwise been paid in such first calendar year shall be withheld and paid to Executive in a lump sum on the first payroll date of such second calendar year, with any remaining amounts to be paid as if no such delay had occurred (but only to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(iv)             Code Section 280G. Notwithstanding any provision contained herein to the contrary, in the event that any payments or benefits (including, without limitation, any acceleration of vesting or severance) owed to Executive under this Agreement, the Plan or otherwise, when combined with any other payments or benefits owed to Executive (such payments, the “Total Payments”), would subject Executive to the excise tax under Section 4999 of the Code or would not be deductible (in whole or in part) as the result of the application of Code Section 280G, then the Total Payments shall be reduced by the minimum amount necessary such that none of the Total Payments are subject to the excise tax under Code Section 4999 or would fail to be deductible (in whole or in part) as the result of the application of Code Section 280G. Any determinations regarding the application of Code Sections 280G or 4999 to the Total Payments shall be made by tax counsel selected by the Company and reasonably acceptable to Executive, with such determinations to be binding on the parties hereto. Any reduction in Total Payments hereunder shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value, with the highest value reduced first; next any non-cash, non-equity-based benefits, with the latest scheduled benefit reduced first; finally any equity or equity derivatives based on accelerated value shall be reduced with the highest value reduced first (with all equity and equity derivative values to be determined under Treasury Regulation Section 1.280G-1, Q&A 24).

Section 8.                 Representations, Warranties and Acknowledgements of Executive.

(a)                Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Section 9. For purposes of this Section 8, references to the "Company" shall include the Company, its subsidiaries, divisions and affiliates.

(b)               Executive acknowledges that (i) during Executive’s employment with the Company, Executive will continue to have access to Confidential Information (as defined below); (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s advantage or the advantage of others.

(c)                Executive acknowledges that as the Company’s General Counsel, Executive will (i) be put in a position of trust and confidence and have access to Confidential Information, (ii) supervise certain operations and employees of the Company, (iii) continue to be in contact with customers and prospective customers and (iv) be responsible for the formulation and implementation of certain of the Company’s strategic plans.

(d)               Executive acknowledges that as the Company’s General Counsel, it is essential for the Company’s protection that Executive be restrained, following the termination of Executive’s employment with the Company, from (i) soliciting or inducing any of the Company’s employees to leave the Company’s employ, (ii) hiring or attempting to hire any of the Company’s employees, (iii) soliciting the Company’s customers and suppliers for a competitive purpose and (iv) competing against the Company as provided in this Agreement..

(e)                Executive represents and warrants that Executive is not bound by any other agreement, written or oral, which would preclude Executive from fulfilling all the obligations, duties and covenants in this Agreement. Executive also represents and warrants that Executive will not use, in connection with his employment under this Agreement, any materials which may be construed to be confidential to a prior employer or other persons or entities.

Section 9.                 Executive’s Covenants and Agreements.

(a)                Executive agrees to devote Executive’s entire productive time, ability and attention to the Company’s business during the Employment Period. Executive further agrees not to, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Board’s prior written consent (except as provided in Section 4(c) hereof).

(b)               Executive agrees to abide by and comply with all personnel and company practices and policies applicable to Executive.

(c)                Executive shall promptly and completely disclose to the Company and the Company will own all rights, title and interest to any Inventions (as defined below) made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Executive, alone or jointly with others, during Executive’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours). Executive agrees to take all such action during employment with the Company or at any time thereafter as may be necessary, desirable or convenient to assist the Company in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company may request from time to time to confirm the Company’s ownership of the Inventions. Executive represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Executive before entering into this Agreement and which Executive desires to be removed from the provisions of this Agreement.

(d)               For purposes of this Agreement, “Inventions” means concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, processes, procedures, improvements, enhancements, modifications (whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include those which are made, developed, conceived, authored or obtained by Executive without the use of the Company’s resources and which do not relate to any of the Company’s past, present or prospective activities.

(e)                During Executive’s employment with the Company and continuing for a period of five (5) years thereafter, Executive will hold all of the Confidential Information in the strictest confidence and will not use any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party, except as may be required in connection with the performance of Executive’s duties hereunder.

(f)                For purposes of this Agreement, “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including without limitation about Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords and all other non-public information. “Confidential Information” shall not, however, include any information which: (1) has become known in the Company’s industry through no wrongful disclosure or act of Executive or a third party; (2) has been rightfully received from a third party who obtained such information without restriction and who disclosed such information without breach of any agreement; or (3) is in the public domain. In addition, in the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, Executive will provide the Company with prompt written notice of such request for disclosure so that the Company may seek (with Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.

(g)                All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and Executive will not remove from the Company’s premises any such items under any circumstances without the prior written consent of the Company. Executive will deliver to the Company all copies of such materials in Executive’s actual or constructive control upon the Company’s request or upon termination of Executive’s employment with the Company and, if requested by the Company, will state in writing that all such materials were returned.

(h)               During Executive’s employment with the Company and continuing for a period of one-year thereafter, Executive agrees not to: (i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any entity that engages or intends to engage in any Competing Business (as defined below) in a Restricted Area (as defined below), (ii) directly or indirectly, solicit, interfere with or attempt to entice away from the Company, any employees of the Company or anyone who was one of the Company’s employees within 12 months prior to such contact, solicitation, interference or enticement, or (iii) contact, solicit, interfere with or attempt to entice away from the Company, any customer on behalf of a Competing Business. A “Competing Business” shall mean a business engaged in the development, ownership, operation or management of gaming facilities or one or more hotels that operates, owns or manages a gaming facility. The “Restricted Area” shall be any location that is within a 200 mile radius of any hotel or gaming facility developed, owned, operated or managed by the Company or any hotel or gaming facility that, to the knowledge of the Executive, the Company proposes to develop, own, operate or manage. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 9(h) so long as Executive does not participate in the management of such company.

(i)                 All references in this Section 9 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

Section 10.             Remedies. Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of any of the covenants of Executive contained in Section 9 hereof, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. Notwithstanding anything contained herein to the contrary, in the event that Executive breaches any of his obligations under Section 9, the Company’s obligation to provide any benefits to Executive under Section 7(b)(ii) hereof shall immediately terminate.

Section 11.             Code Section 409A. This Agreement is intended to comply with Code Section 409A, and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death. If Executive’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Code Section 409A shall not be paid until Executive has experienced a "separation from service" within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Each severance installment contemplated under Section 7 hereof shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Section 12.             Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

Section 13.             Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

To the Company:

Greektown Superholdings, Inc.

555 E. Lafayette Avenue

Detroit, Michigan 48226

Attention: Board of Directors

with a required copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: Allan S. Brilliant and Richard Goldberg
Facsimile: (212) 698-0612 (Mr. Brilliant)

Facsimile: (212) 698-0640 (Mr. Goldberg)

To Executive:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 14.             Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.

Section 15.             Governing Law; Arbitration. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Michigan without giving effect to the conflicts of law provisions thereof. Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled only by binding arbitration in Detroit, Michigan administered by the American Arbitration Association in accordance with its rules for Labor and Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court in Detroit, Michigan having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. Each party shall bear one-half of the fees of the arbitrator and shall be responsible for all of its or his own attorney’s fees and other expenses related to such arbitration; provided, however, that the arbitrator may award the prevailing party all or a portion of his or its reasonable attorney’s fees and costs.

Section 16.             Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights and obligations under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated. This Agreement may be assigned by the Company.

Section 17.             Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

Section 18.             Survival. Notwithstanding the termination of this Agreement or Executive’s employment with the Company for any reason, Sections 7(b) and 8 through and including 19 shall survive any such termination.

Section 19.             Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto regarding the subject matter hereof (including, without limitation, any term sheets and offer letters). This Agreement may only be modified by an agreement in writing executed by both Executive and the Company.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of May, 2012.

GREEKTOWN SUPERHOLDINGS, INC.

/s/George Boyer

By: George Boyer
Title: Executive Chairman

RICHARD VITALI

/s/ Richard Vitali

EXHIBIT A

PERMITTED OUTSIDE ACTIVITIES

1. Estate of Kevin Snyders (appointment of administrator to settle personal injury claim).

2. Personal injury claim of Kevin Snyders.

3. Draft business agreement for Frank Quigley.

4. Barbara Crum (waiting on decision from administrative law trial). No obligation to represent if such decision is appealed.

5. Janet Watt. Settlement of Demolition Foreclosure matter (waiting on final documents).

EXHIBIT B

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT